                                                                  Exhibit 10.4





                             OUTSOURCING AGREEMENT




                                 BY AND BETWEEN




                             THE JACKSONVILLE BANK




                                      and




                         MARSHALL & ILSLEY CORPORATION
                          acting through its division
                               M&I DATA SERVICES



                                  DATED AS OF

                                  May 13, 1998

                               TABLE OF CONTENTS



                                                                                                        Page
                                                                                                        ----
1.  DEFINITIONS...........................................................................................1
    1.1 Background........................................................................................1
    1.2 Definitions.......................................................................................1
    1.3 References........................................................................................5
    1.4 Interpretation....................................................................................5
2.  TERM..................................................................................................5
    2.1 Initial Term......................................................................................5
    2.2 Extensions........................................................................................5
3.  APPOINTMENT...........................................................................................6
    3.1 Performance by M&I Affiliates.....................................................................6
    3.2 Third Party Products/Services.....................................................................6
    3.3 Proper Instructions...............................................................................6
4.  CONVERSION............................................................................................6
    4.1 Banking Applications..............................................................................6
    4.2 Development of Conversion Plan....................................................................6
    4.3 Conversion Resources..............................................................................7
    4.4 Conversion Milestones.............................................................................7
5.  TRUST SERVICES........................................................................................8
6.  BANKING APPLICATIONS..................................................................................8
    6.1 Services to be Rendered...........................................................................8
    6.2 New Services......................................................................................8
    6.3 Automated Clearing House Services.................................................................8
    6.4 Home Banking and Internet Services...............................................................12
    6.5 Branch Systems...................................................................................15
    6.6 Visa Check/MasterMoney Card Services.............................................................15
    6.7 EFT Services.....................................................................................16
7.  FACILITIES MANAGEMENT................................................................................16
8.  FEES.................................................................................................16
    8.1 Fee Structure....................................................................................16
    8.2 Conversion.......................................................................................17
    8.3 Pricing and Operational Assumptions..............................................................17
    8.4 Bankcard and EFT Services........................................................................17
    8.5 Training and Education...........................................................................18
    8.6 Excluded Costs...................................................................................18
    8.7 Disputed Amounts.................................................................................18
    8.8 Terms of Payment.................................................................................18
    8.9 Modification of Terms and Pricing................................................................19
9.  PERFORMANCE STANDARDS................................................................................19
    9.1 General..........................................................................................19
    9.2 Exclusive Remedy.................................................................................19
    9.3 Incentive Credits................................................................................20
10. MODIFICATION OR PARTIAL TERMINATION............................,.....................................20
    10.1 Modifications to Services.......................................................................20
    10.2 Partial Termination by M&I......................................................................20
    10.3 Partial Termination by Customer.................................................................21
    10.4 Development of Custom Software..................................................................21
    10.5 Millennium Compliance...........................................................................21
11. TERMINATION...................................................,......................................22
    11.1 For Convenience or Default By Customer..........................................................22
    11.2 For Cause.......................................................................................22


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

    11.3 For Insolvency..................................................................................22
12. SERVICES FOLLOWING TERMINATION.......................................................................23
    12.1 Termination Assistance..........................................................................23
    12.2 Continuation of Services........................................................................23
13. DAMAGES..............................................................................................23
    13.1 Direct Damages..................................................................................23
    13.2 No Consequential Damages........................................................................23
    13.3 Equitable Relief................................................................................23
    13.4 Limitation of Liability.........................................................................24
    13.5 Liquidated Damages..............................................................................24
14. INSURANCE AND INDEMNITY..............................................................................24
    14.1 Insurance.......................................................................................24
    14.2 Indemnity.......................................................................................25
    14.3 Indemnification Procedures......................................................................25
15. DISPUTE RESOLUTION...................................................................................26
    15.1 Representatives of Parties......................................................................26
    15.2 Continuity of Performance.......................................................................27
16. REPRESENTATIONS AND WARRANTIES.......................................................................27
    16.1 By M&I..........................................................................................27
    16.2 By Customer.....................................................................................28
17. CONFIDENTIALITY AND OWNERSHIP........................................................................28
    17.1 Customer Data...................................................................................28
    17.2 M&I Systems.....................................................................................28
    17.3 Confidential Information........................................................................28
    17.4 Obligations of the Parties......................................................................29
    17.5 Security........................................................................................29
18. MANAGEMENT OF PROJECT................................................................................30
    18.1 Account Representatives.........................................................................30
    18.2 Reporting and Meetings..........................................................................30
    18.3 Development Projects and Technical Support......................................................30
19. REGULATORY COMPLIANCE................................................................................30
20. DISASTER RECOVERY....................................................................................32
    20.1 Services Continuity Plan........................................................................32
    20.2 Relocation......................................................................................32
    20.3 Resumption of Services..........................................................................32
    20.4 Annual Test.....................................................................................32
21. GENERAL TERMS AND CONDITIONS.........................................................................32
    21.1 Transmission of Data............................................................................32
    21.2 Equipment and Network...........................................................................33
    21.3 Reliance on Data................................................................................33
    21.4 Data Backup.....................................................................................33
    21.5 Balancing and Controls..........................................................................33
    21.6 Use of Services.................................................................................34
    21.7 Regulatory Assurances...........................................................................34
    21.8 IRS Filing......................................................................................35
    21.9 Affiliates......................................................................................35
    21.10 Future Acquisitions............................................................................35
22. MISCELLANEOUS PROVISIONS.............................................................................36
    22.1 Governing Law...................................................................................36
    22.2 Venue and Jurisdiction..........................................................................36
    22.3 Entire Agreement; Amendments....................................................................37
    22.4 Assignment......................................................................................37
    22.5 Relationship of Parties.........................................................................37
    22.6 Notices.........................................................................................37
    22.7 Headings........................................................................................38



                                      ii

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
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    22.8 Counterparts....................................................................................38
    22.9 Waiver..........................................................................................38
    22.10 Severability...................................................................................38
    22.11 Attorneys' Fees and Costs......................................................................39
    22.12 Financial Statements...........................................................................39
    22.13 Publicity......................................................................................39
    22.14 Solicitation...................................................................................39
    22.15 No Third Party Beneficiaries...................................................................39
    22.16 Construction...................................................................................39
    22.17 Force Majeure..................................................................................40
23. SOURCE CODE.........................................................................................40
    23.1 Escrow..........................................................................................40
    23.2 Copy of Source Code.............................................................................40
    23.3 Cost of Escrow..................................................................................40
    23.4 Customer's Right to Obtain the Source Code......................................................40
    23.5 Use of Source Code..............................................................................41





                                      iii
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Schedules

1.2               Customer Affiliates
4.3               Conversion Plan
6.1               Services Schedule
6.4A              Home Banking Schedule
8.1               Fee Schedule
9.1               Performance Standards


Exhibits

A      ACH Authorization Agreement
B      Attorney-in-Fact Appointment
C      Affidavit

                             OUTSOURCING AGREEMENT


         This Outsourcing Agreement ("Agreement") is made as of the 13th day of May, 1998, by and between The Jacksonville Bank, a Florida corporation ("Customer") and Marshall & Ilsley Corporation, a Wisconsin corporation, acting through its division, M&I Data Services ("M&I"). "Customer" shall include all Affiliates receiving Services under this Agreement from M&I.

         In consideration of the payments to be made and services to be performed hereunder, the parties agree as follows:

1.       DEFINITIONS

         1.1      Background.

         This Agreement is being made and entered into with reference to the following facts:

                  A. Customer provides systems development and operations, data processing, telecommunications and other information technology services for itself, and on behalf of its customers.

                  B. M&I is a provider of data processing, systems development and operations, corporate support and item processing, home banking, internet banking, retail delivery services, trust data processing, and other services. M&I desires to perform for Customer the outsourcing services described in this Agreement.

                  C. In reliance on its own independent analysis, and after careful evaluation of M&I's proposal and other alternatives, Customer has selected M&I to provide the Services (as defined in Section 1.2) to Customer. This Agreement documents the terms and conditions under which Customer agrees to purchase and M&I agrees to provide the Services.

         1.2      Definitions.

         The following terms shall have the meaning ascribed to them in this
Section 1.2:

                  A. "Account Representative" shall have the meaning set forth in Section 18.1.


                  B. "ADP Services" shall mean the Accounts Data Processing Services set forth in attached Schedule 6.

                  C. "Additional Term" shall mean any period of extension or renewal of this Agreement established after the Initial Term pursuant to
Section 2.2 of this Agreement.

                  D. "Affiliate" shall mean, with respect to a party, any entity at any time Controlling, Controlled by or under common Control with, such party. Schedule 1.2 attached hereto identifies those Affiliates of Customer for whom M&I shall provide Services under this Agreement, as of the Effective Date.

                  E. "Change in Control" shall mean any event or series of events by which (i) any person or entity or group of persons or entities shall acquire Control of another person or entity or (ii) in the case of a corporation, during any period of 12 consecutive months commencing before or after the date hereof, individuals who at the beginning of such 12-month period were directors of such corporation shall cease for any reason to constitute a majority of the board of directors of such corporation.

                  F. "Commencement Date" shall mean the date on which Conversion for Customer and all Affiliates identified on Schedule 1.2 has been completed.

                  G. "Confidential Information" shall have the meaning set forth in Section 17.3 of this Agreement.

                  H. "Contract Year" shall mean a period commencing on the first day of the month in which the Commencement Date occurs (and each anniversary thereof) and terminating on the last date of the preceding month occurring one (1) year thereafter.

                  I. "Control" shall mean the direct or indirect ownership of over 50% of the capital stock (or other ownership interest, if not a corporation) of any entity or the possession, directly or indirectly, of the power to direct the management and policies of such entity by ownership of voting securities, by contract or otherwise. "Controlling" shall mean having Control of any entity and "Controlled" shall mean being the subject of Control by another entity.

                  J. "Conversion" shall mean (i) the transfer of Customer's data processing and other information technology services to the M&I system;
(ii) completion of upgrades, enhancements and software modifications as set forth in this Agreement; and (iii) completion of all interfaces set forth in this Agreement and full integration thereof such that Customer is able to receive the Services in a live operating environment.

                  K. "Conversion Date" shall mean the date on which Conversion for Customer or a particular Affiliate has been completed. Schedule 1.2 identifies the Conversion Date for Customer and each Affiliate identified therein.

                  L. "Conversion Period" shall mean that portion of the Term beginning on the Effective Date and ending on the Conversion Date.

                  M. "Core Services" shall mean services provided by M&I's Deposit System, Loan System and Customer Information System.

                  N. "Customer Data" shall have the meaning set forth in
Section 17.1 of this Agreement.

                  O. "Damages" shall mean all direct, actual and verifiable losses, liabilities, damages and claims and related costs and expenses (including reasonable attorneys' fees and court costs, costs of investigation, litigation, settlement, judgment, interest and penalties) but excluding any and all consequential, incidental, punitive and exemplary damages.

                  P. "Effective Date" shall mean the date first set forth above.

                  Q. "Effective Date of Termination" shall mean the last day on which M&I provides the Services to Customer (excluding any Termination Assistance) following delivery of a notice of termination.

                  R. "Entity" means a corporation, partnership, sole proprietorship, limited liability company, joint venture or other form of organization, and includes the parties hereto.

                  S. "Estimated Remaining Value" shall mean the number of calendar months remaining between the Effective Date of Termination and the last day of the Term, multiplied by the average monthly Fees (but in any event no less than the Monthly Base Fee) payable by Customer during the three-month period prior to the event giving rise to termination rights under this Agreement.

                  T. "Expenses" shall mean any and all direct, pass through expenses incurred by M&I for any postage, supplies, materials, travel and lodging provided to or on behalf of Customer under this Agreement.

                  U. "Initial Services" shall mean those Services requested by Customer from M&I under this Agreement as of the Effective Date as set forth in the Services Schedule.

                  V. "Millennium Compliant" shall mean the compliance of the Services with the guidelines established by the Federal Financial Institutions Examination Council ("FFIEC") in connection with the identification and renovation of issues relating to the data processing of the year 2000.

                  W. "Monthly Base Fee" shall mean the minimum fees payable monthly by Customer to M&I for those Services identified in the Services Schedule or the Fee Schedule as being included in the Monthly Base Fee.

                  X. "New Services" shall mean any services which are identified in M&I's standard price list but not included in the Initial Services, as well as any future services developed by M&I. Upon Customer's election to receive the same, New Services shall be included in the term "Services."

                  Y. "Operations Center" shall mean the datacenter used by M&I to provide the Services under this Agreement.

                  Z. "Performance Standards" shall mean those service levels set forth in Schedule 9.





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


                  AA. "Proper Instructions" shall mean those instructions sent to M&I in accordance with Section 3.3 below.

                  BB. "RDS Agreement" shall mean the Retail Delivery
Systems Agreement of even date herewith between M&I and Customer relating to the license and implementation of M&I's proprietary branch automation software.

                  CC. "Services" shall mean the services, functions and responsibilities described in this Agreement to be performed by M&I during the Term.

                  DD. "Taxes" shall mean any manufacturers, sales, use, gross receipts, excise, personal property or similar tax or duty assessed by any governmental or quasi-governmental authority upon or as a result of the execution or performance of any service pursuant to this Agreement or materials furnished with respect to this Agreement, except any income, franchise, privilege or like tax on or measured by M&I's net income, capital stock or net worth.

                  EE. "Term" shall mean the Initial Term and any extension thereof, unless this Agreement is earlier terminated in accordance with its provisions.

                  FF. "Third Party" shall mean any Entity other than the parties or any Affiliates of the parties.

                  GG. "User Manuals" shall mean the documentation provided by M&I to Customer which describes the features and functionalities of each of the ADP Services (defined in Section 6.1 below), as modified and updated by the customer bulletins distributed by M&I from time to time.

         1.3 References. In this Agreement and the schedules and exhibits attached hereto, which are hereby incorporated and deemed a part of this Agreement, references and mention of the word "include" and "including" shall mean "includes, without limitation" and "including, without limitation", as applicable.

         1.4 Interpretation. In the event of a conflict between this Agreement and the terms of any exhibits and schedules attached hereto, the terms of the schedules and exhibits shall prevail and control the interpretation of the

Agreement. The exhibits and schedules together with the Agreement shall be interpreted as a single document.

2.       TERM

         2.1 Initial Term. This Agreement shall commence on the Effective Date and end on the seventh (7th) anniversary of the Conversion Date ("Initial Term").

         2.2 Extensions. Unless this Agreement has been earlier terminated, at least one (1) year prior to the expiration of the Initial Term, M&I shall submit to Customer a written proposal for renewal of this Agreement. Customer will respond to such proposal within three (3) months following receipt and inform M&I in writing whether or not Customer desires to renew this Agreement. If M&I and Customer are unable to agree upon the terms for renewal of this Agreement at least six (6) months prior to the expiration of the Initial Term, then Customer may, at its option, renew this Agreement for one (1) twelve-month period at the then-current terms and conditions of this Agreement. Customer shall exercise its option, if at all, by delivering written notice to M&I at least five (5) months prior to expiration of the Initial Term.

3.       APPOINTMENT

         3.1 Performance by M&I Affiliates. Customer understands and agrees that Marshall & Ilsley Corporation is a bank holding company and that the actual performance of the Services may be made by the divisions, subsidiaries and/or Affiliates of Marshall & Ilsley Corporation. For purposes of this Agreement, performance of the Services by any division, subsidiary or Affiliate of Marshall & Ilsley Corporation shall be deemed performance by Marshall & Ilsley Corporation itself.

         3.2 Third Party Products/Services. The parties acknowledge that certain services and products necessary for the performance of the Services are being, and in the future may be, provided by Third Parties who will contract directly with Customer. M&I shall have no liability to Customer for information and products supplied by, or services performed by, such Third Parties in conjunction with the Services.

         3.3 Proper Instructions. "Proper Instructions shall mean those instructions sent to M&I by letter, memorandum, telegram, cable, telex, telecopy facsimile, computer terminal, e-mail or other "on line" system or similar means of communication or given orally over the telephone or given in person by one or more of the person(s) whose name(s) and signature(s) are listed on the most recent certificate delivered by Customer to M&I which lists those persons authorized to give orders, corrections and instructions in the name of and on behalf of Customer. Proper Instructions shall specify the action requested to be taken or omitted.


4.       CONVERSION

         4.1 Banking Applications. The parties agree to use their best efforts to perform the Conversion(s) such that the Commencement Date occurs on or before August 3, 1998.

         4.2 Development of Conversion Plan. M&I has, in consultation with Customer, developed a detailed, customized plan for the Conversion (the "Conversion Plan"). The Conversion Plan includes (i) a description of the tasks to be performed for the Conversion; (ii) allocation of responsibility for each of such tasks; and (iii) the schedule on which each task is to be performed. The Conversion project leaders for each party shall regularly communicate on the progress of the Conversion, the feasibility of the Conversion Dates specified in the Conversion Plan, and such other matters which may affect the smooth transition of the Services. Customer agrees to maintain an adequate staff of persons who are knowledgeable about the banking, data processing and information technology systems currently used by Customer. Customer further agrees to provide such services and to perform such obligations as are specified as Customer's responsibility in the Conversion Plan and as necessary for Customer to timely and adequately meet the scheduled dates set forth therein. Each party shall cooperate fully with all reasonable requests of the other party made necessary to effect the Conversion in a timely and efficient manner. The Conversion Plan is attached hereto as Schedule 4.2 and may be amended by mutual agreement of the parties.





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

         4.3 Conversion Resources. M&I and Customer will provide a team of qualified individuals to assist in the Conversion effort. The anticipated team and description of their responsibilities is set forth in the Conversion Plan.

         4.4 Conversion Milestones. During each Conversion process, M&I will analyze Customer's products, the setup of bank control, analyze and verify Customer's test data, analyze Customer's training needs and perform workflow analysis. During the next phase, Customer shall verify the converted test data and identify any changes to the Conversion programs. A review ("Readiness Review") will then be performed as a dress rehearsal to ensure that M&I and Customer are prepared to proceed with the Conversion. M&I and Customer shall mutually agree to and sign off on the Readiness Review assuring that each Entity is prepared to proceed with the Conversion. The stabilization phase takes place approximately three (3) to four (4) weeks prior to Conversion, during which time software programs, bank control and interface tables are completed and stabilized. Changes, if any, are managed and require approval of both M&I and Customer. Finally, the Conversion phase includes the Conversion weekend and Conversion week support. The M&I project team manages the Conversion weekend, working with Customer's existing processors to meet targeted deadlines. During the Conversion week, M&I will provide support on site for Customer. On a daily basis, M&I and Customer will have status update meetings to understand levels of self sufficiency and areas requiring attention.


5.       TRUST SERVICES  INTENTIONALLY OMITTED


6.       BANKING APPLICATIONS

         6.1 Services to be Rendered. M&I agrees to provide Customer with the ADP Services set forth on Schedule 6.1 ("Services Schedule") in accordance with the applicable User Manuals.

         6.2 New Services. If Customer wishes to receive any New Service which is identified on M&I's then-current standard price list, Customer shall notify M&I and the parties shall implement the same in accordance with a mutually acceptable schedule. If the New Service is not identified on M&I's then-current standard price list, Customer shall submit a written request to M&I in accordance with Section 18.3 of this Agreement. Nothing contained herein shall obligate M&I to develop a New Service for Customer.

         6.3 Automated Clearing House Services. The following terms, and conditions shall apply only to the provision of automated clearing house services ("ACH Services") set forth in the Services Schedule:

                  A. Definitions. The following terms, as referenced from the NACHA Rules, shall have the following meanings for the purposes of the
Agreement:

                      1. "Applicable Law" means the NACHA Rules, the rules of local ACH Associations, the rules of any and all ACH Operators, and other applicable law.

                      2. "Automated Clearing House Operator" or "ACH
Operator" means the central clearing facility, operated by a Federal Reserve Bank ("FRB") or a private organization, which receives entries from the ODFI or the Third Party processor acting as an agent for the ODFI, and distributes entries to the appropriate RDFI or the Third Party processor acting as an agent for the RDFI, and performs the settlement functions for the affected financial institutions.

                      3. "Originating Depository Financial Institution" or "ODFI" means the institution that receives the payment instructions from the Originators and forwards the entries to the ACH Operator.

                      4. "Originator" means a person that has authorized an ODFI to transmit a credit or debit entry to the deposit account of an RDFI.

                      5. "Receiving Depository Financial Institution" or "RDFI" means the institution that receives ACH entries from the ACH Operator and posts them to the accounts of its depositors.

                  B. General. Customer hereby authorizes M&I to initiate and receive automated clearing house debit and credit entries, adjustments to debit entries and credit entries to Customer's account to be set up during the





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

Conversion Period, to credit and/or debit the same to such account, and to provide various ACH services, as described below, to Customer pursuant to the terms and conditions specified in this Section 6.3. The ACH entries covered shall hereinafter be referred to as the "ACH Entries." Except as otherwise provided herein, the terms used in this Section 6.3 shall have the same meanings as ascribed to such terms in the Operating Rules of the National Automated Clearing House Association, as in effect from time to time (the "NACHA Rules").

                  C.       ACH Services.

                           1. M&I shall act as Customer's agent for
initiating and transmitting ACH Entries to the appropriate ACH Operator. In addition, M&I shall act as Customer's agent for receiving ACH Entries from an ACH Operator. For all ACH Entries initiated by M&I pursuant to this Agreement, Customer, and not M&I, shall be the ODFI when M&I receives payment instructions directed to Customer's routing number from an Originator, or the RDFI when M&I receives ACH Entries directed to Customer's routing number from an ACH Operator.

                           2. M&I shall transmit ACH Entries in accordance with
the format requirements of the NACHA Rules to an ACH Operator using Customer's Routing Number. M&I shall receive ACH Entries on behalf of Customer that are transmitted to M&I by an ACH Operator. M&I shall provide reports to Customer, as described in the ACH User Manual. If agreed to between Customer and M&I, M&I shall provide for the posting of ACH Entries to Customer deposit accounts.

                           3. All warranties of an ODFI or RDFI prescribed
under Applicable Law shall be in effect and applicable to Customer, and not M&I, with respect to all ACH Entries.

                           4. M&I may provide additional ACH Services as
requested by Customer and agreed to by M&I in writing.

                  D. M&I PC ACH Services. Customer may provide its business depositors with personal computer access to M&I's ACH Services in accordance with the ACH User Manual (the "PC ACH Service"). Customer shall be responsible for informing M&I prior to permitting a new depositor to begin using the PC ACH Service. Customer also shall inform M&I whether any credit limit shall apply to the ACH Entries of a depositor utilizing the PC ACH Service.

                  E. Customer Depositor Inquiries; Erroneous or Rejected ACH Entries.

                           1. Customer shall be responsible for handling all
inquiries of its depositors regarding ACH Entries, including inquiries regarding credits or debits to a depositor's account resulting from an ACH Entry. M&I agrees to reasonably assist Customer in responding to such inquiries by providing information to Customer concerning ACH Entries.

                           2. As described in the ACH User Manual, M&I shall
provide reports to Customer showing errors and rejections resulting from ACH Entries transmitted on behalf of Customer during a particular day. It shall be Customer's responsibility to research and correct such ACH Entries.

                  F.       Credit Limits.

                           1. Customer may from time to time establish
one or more credit limits applicable to ACH Entries involving a particular depositor or all depositors of Customer. Such credit limits shall be established by written notice from Customer and shall be implemented by M&I as soon as reasonably practicable.

                           2. In the event that an ACH Entry exceeds a credit
limit communicated to M&I by Customer, M&I shall promptly give oral or written notice to Customer. Customer may either approve the ACH Entry as an exception to the credit limit, request that it be held over to the next day, or reject such ACH Entry provided, however, that any exception to the credit limit must be approved in writing by Customer.

                  G.       User Manuals.

                           1. M&I shall provide Customer with a copy of the
ACH User Manual and any updates to such manual. Customer agrees to comply with the requirements of such manual.






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


                           2. It shall be Customer's responsibility, and
Customer is authorized, to forward a copy of the applicable portion of the ACH User Manual, and any updates thereto, to Customer's depositors that utilize the PC ACH Service.

                  H. NACHA Rules. Prior to providing ACH origination services, Customer shall enter into an agreement with the Originator in compliance with the NACHA Rules, including but not limited to the requirement of the NACHA Rules that such agreement include a provision whereby the Originator agrees to be bound by the NACHA Rules. M&I shall have no responsibility for ensuring that the Originators have entered into such agreements.

                  I. Limitation On Liability.

                           1. M&I is acting solely in its capacity as agent for
Customer in connection with the initiation, transmission and receipt of ACH Entries on behalf of Customer. As agent, M&I shall be under no obligation to provide funds to any party to settle for any ACH Entry received or initiated by M&I. Upon notification from Customer of the occurrence of an error or omission with respect to an ACH Entry, M&I shall promptly furnish corrected ACH Entry(ies) to an ACH Operator, unless the NACHA Rules prohibit the processing of the correct ACH Entry(ies). Notwithstanding any provision in the Agreement to the contrary, M&I's liability to Customer for claims arising out of the ACH Services performed by M&I pursuant to this Section 6.3 shall be limited to the extent of errors and omissions which are caused by M&I's gross negligence or willful misconduct and which cannot be remedied through the processing of appropriate corrected ACH Entry(ies).

                           2. M&I shall make reasonable efforts to deliver ACH
Entries to Customer or to an ACH Operator, as appropriate, prior to any applicable deadline for such delivery. M&I does not guarantee timely delivery. M&I shall have no liability to Customer as a result of any late delivery, except to the extent such late delivery is (i) caused by the gross negligence or willful misconduct of M&I and (ii) made more than 24 hours after its scheduled deadline.

         6.4      Home Banking and Internet Services.





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


                  A. Home Banking Services. M&I shall act as Customer's agent in providing the bill payment and PC banking services ("Home Banking Services") set forth in this Section. Customer acknowledges and agrees that M&I may subcontract the Home Banking Services to a Third Party, provided that M&I remains liable to Customer for the performance of the Third Party subcontractor.

                           1. M&I shall provide to Customer the Home
Banking Services described in attached Schedule 6.4(A) (the "Home Banking Schedule"). Customer agrees to pay M&I for the Home Banking Services in accordance with the Fee Schedule.

                           2. Customer shall enter into a written agreement
directly with its users to whom Home Banking Services are to be provided.

                           3. Customer shall ensure that all appropriate
disclosures have been made in accordance with applicable law and/or regulations prior to participation by its users.

                           4. Customer shall ensure that bill payments are
funded from its users' funding accounts with Customer and in accordance with applicable law.

                           5. Customer shall be responsible for limiting its
users' access to those accounts for which the user has legal authority to use for the purpose of funding bill payments and other transactions.

                           6. Customer shall be responsible for all
arrangements relating to closed customer accounts, to assure payment and other handling and clearance of outstanding items relating to such accounts.

                           7. The credit risks as between Customer and M&I are
set forth in the Home Banking Schedule.

                  B. Internet Services. Customer and M&I agree that M&I shall make available to Customer on-line Internet services which may include certain information, software and other services, subject to the terms and conditions set forth below.

                           1.       Licenses.

                                    a. M&I or its licensors retain all
ownership rights in all Software, including any interfaces to M&I applications, regardless of physical form. "Software" shall specifically exclude the design of Customer's Home Page, Customer's Home Page graphics and the HTML, (collectively, the "Modular Applications") in which the Customer retains all ownership rights. M&I grants Customer a non-exclusive, non-transferable license ("License") to use the information and Software, during the Term, in its business subject to the limitations contained in this Section.

                                    b. Updates of Software, which incorporate
solutions to reported problems with the Software or which make the Software operate more easily or efficiently and which are issued during the initial Term or during any extension period, are provided to Customer without additional charge. Revisions of Software which substantially extend functionality and updates of information, if available, are available only upon payment of an additional fee.

                                    c. Upon termination of the License or upon
receipt of a new edition of information or Software, Customer shall immediately return, delete or destroy all originals and copies of the information or Software, except for archival copies made in accordance with subparagraph 3(d) below. M&I in its sole discretion may require that Customer return originals and copies or may require that Customer provide a certification that originals and copies have been deleted or destroyed.

                           2.       Restrictions on Use.Services are provided
for Customer's internal use and permitted End Users only. Customer agrees to obtain from each user of the services ("End User") an executed copy of the End User disclosures on the Home Banking Schedule.

                           3.       Copying.

                                    a. Customer shall not download, upload, or
in any other way reproduce information or Software except as provided in subparagraphs (b), (c) and

(d) below or unless Customer obtains M&I's prior written consent.

                                    b. Customer may create for internal use
on-line and off-line printouts of materials received in electronic form.

                                    c. During the Term and subject to the
restrictions of this paragraph 3, Customer may: (i) copy information into any other medium for internal use; (ii) make photocopies of information for internal use only; and (iii) download and store information in machine-readable form.

                                    d. Customer may make one copy of
information and the Software for archival purposes.

                           4. Domain Names. Customer shall select its domain
name and M&I shall assist Customer in registering the name with InterNIC (or any successor entity). Customer represents and warrants to M&I that it has the right to use such name and that the domain name does not infringe a trademark or tradename belonging to a Third Party.

                           5. Third-Party Services and Products. Customer
understands and agrees that M&I may use the services and products of Third-Party providers in connection with the Internet Services offered by M&I. These Third-Party services and products may include the creation of Customer's Modular Applications, fire wall security, web server software and encryption software.

                           6. Fees. Customer agrees to pay M&I for the Internet
Services in accordance with the Fee Schedule.

                           7. Compliance with Law.

                                    a. Customer shall not use any information,
Software, Modular Applications or other service to engage in any unfair or deceptive practices.

                                    b. Customer agrees to comply with any
applicable requirements imposed by U.S. or foreign law, or, if unable to comply with foreign law, to refuse the information, Software, Modular Applications or other service subject to the foreign law.

                                    c. Customer agrees that it will not permit
the Internet Services to be used for illegal purposes, or to interfere with or disrupt other network users, network services or network equipment. Disruptions include distribution of unsolicited advertising or chain letters, propagation of computer worms and viruses, and using the network to make unauthorized entry to any other machine accessible via the network.

                           8.       Copyrights and Other Proprietary Rights.

                                    a.      Customer acknowledges that
information and software are proprietary to M&I and comprise: (a) works of original authorship; and (b) confidential and trade secret information. Customer shall not commit or permit any act or omission that would impair M&I's proprietary and intellectual property rights in the information and software. Customer shall reproduce M&I's copyright notice and proprietary rights legend on all copies of such information and software.

                                    b.      Customer shall not use any
trademark, service mark or trade name of M&I or any of its Affiliates.

                           9.       Indemnity. The following matters are
included in Customer's indemnities set forth in Section 14.2(A) below:

                                    a.      Customer's selection of its domain
name;

                                    b.      Content and information included in
Customer's Modular Applications;

                                    c.      Except to the extent  caused by
M&I's gross negligence or willful midconduct;

                                            (i)        Tortious acts or
omissions of End Users in  connection  with Customers Modular Applications;

                                            (ii)       Any breach of the fire
wall, or any unauthorized access to information contained in Customer's Modular Applications;

                                            (iii)    Any unauthorized or
fraudulent transactions conducted using Customer's Modular Applications; and

                                            (iv)     Any breach of security
of any End User transaction on the Internet resulting in damages to M&I.

         6.5 Branch Systems. M&I agrees to provide the licenses, products, interfaces and network management services associated with the branch automation software, in accordance with the RDS Agreement.

         6.6 Visa Check/MasterMoney Card Services. M&I agrees to provide the Visa Check card and/or MasterCard MasterMoney card ("Bankcard Services") as part of the ADP Services. Customer agrees to use M&I exclusively for all data processing in connection with Customer's Bankcard Services.

                  A. Customer shall execute applications for membership in Visa U.S.A. Inc. and/or MasterCard International. M&I agrees to assist Customer in obtaining sponsorship by an appropriate bank, if necessary. Customer shall provide M&I with copies of its fully executed Visa U.S.A. Inc. and/or MasterCard International membership agreements promptly after receipt by Customer.

                  B. Customer shall comply with the articles, bylaws, operating regulations, rules, procedures and policies of Visa U.S.A. Inc. and/or MasterCard International and shall be solely responsible, as between Customer and M&I, for any claims, liabilities, lawsuits and expenses arising out of or caused by Customer's failure to comply with the same. Customer agrees to maintain an account with a bank approved by M&I and Customer hereby authorizes M&I to charge any amounts due to M&I, for Bankcard Services, against any credits due to Customer to Customer's account whether or not such charges create overdrafts.

         6.7 EFT Services. M&I agrees to provide the EFT services as part of the ADP Services. Customer understands and agrees that M&I may terminate EFT services immediately in the event M&I's access to any shared electronic funds transfer system is terminated by the network provider.

7.       FACILITIES MANAGEMENT  INTENTIONALLY OMITTED

8.       FEES

         8.1 Fee Structure. Schedule 8.1 attached hereto (the "Fee Schedule") sets forth the costs and charges to be paid by Customer for the Services. Customer agrees to pay M&I the fees specified in the Fee Schedule for the Services to be rendered by M&I. These costs and charges are included in one or more of the following categories:

                   (i)     one-time fees associated with the Conversion;

                  (ii) the Monthly Base Fee, a minimum monthly fee, for certain bundled data processing Services based on data processing volume; increases in actual volumes shall result in additional charges as further described in the Fee Schedule;

                 (iii) an hourly or daily fee for programming, training and related Services requested by Customer; and

                  (vi) optional fees based on M&I's then current published price list for New Services not included in the foregoing categories.

         8.2 Conversion. Customer agrees to pay M&I the fees relating to the Conversion on the terms and conditions set forth on the Fee Schedule ("Conversion Fees"). In addition to the Conversion Fees, Customer agrees to reimburse M&I (i) for all Expenses reasonably incurred in connection with the Conversion; (ii) for all Conversion charges of accounts or products not identified by Customer in the Conversion Plan as of the Effective Date; (iii) for M&I personnel or any independent contractors who perform Conversion or related services which are identified as the responsibility of the Customer in the Conversion Plan; and (iv) for Conversion related charges which may arise after the Conversion.

         8.3 Pricing and Operational Assumptions. The Fee Schedule sets forth the operational and pricing assumptions made by M&I following completion of its preliminary due diligence of Customer's requirements and its evaluation of information provided by Customer. If the parties determine that one or more of the pricing or operational assumptions listed in the Fee Schedule is inaccurate or incomplete in any material respect, the parties will negotiate in good faith regarding an equitable adjustment to any materially and adversely impacted provisions of this Agreement.

         8.4 Bankcard and EFT Services. Notwithstanding any provision to the contrary in the Agreement, or any general discount specified in the Fee Schedule, the fees for Bankcard Services and the EFT Services shall not be subject to any discounts. In addition to the charges specified on the Fee Schedule, Customer shall be responsible for all interchange and network provider fees and all dues, fees and assessments established by and owed to Visa U.S.A. Inc. and/or MasterCard International for the processing of Customer's transactions.

         8.5      Training and Education.

                  A. M&I shall provide training in accordance with the training schedule developed pursuant to the Conversion Plan. The sessions shall be held at an M&I datacenter location to be determined by M&I. Customer shall be responsible for all Expenses incurred by the participants and M&I's trainers in connection with such education and training.


                  B. M&I will provide, at no charge, one hard copy or one copy on CD-ROM of each of the User Manuals to Customer, at Customer's option. When said manuals are updated, M&I will provide replacement or additional pages or a replacement CD-ROM, based on Customer's earlier selection. Additional copies of the User Manuals may be purchased by Customer at M&I's then current published price list.

         8.6 Excluded Costs. The fees set forth in the Fee Schedule do not include courier costs, telecommunication charges, Expenses, Third Party pass-through charges, workshop fees, training fees, late fees or charges and Taxes.

         8.7 Disputed Amounts. If Customer disputes any charge or amount on any invoice and such dispute cannot be resolved promptly through good faith discussions between the parties, Customer shall pay the amounts due under this Agreement less the disputed amount, and the parties shall diligently proceed to resolve such disputed amount. An amount will be considered disputed in good faith if (i) Customer delivers a written statement to M&I on or before the due date of the invoice, describing in detail the basis of the dispute and the amount being withheld by Customer,
(ii) such written statement represents that the amount in dispute has been determined after due investigation of the facts and that such disputed amount has been determined in good faith, (iii) such dispute has been submitted by Customer for resolution, and (iv) all other amounts due from Customer that are not in dispute have been paid in accordance with the terms of this Agreement.

         8.8 Terms of Payment. All "one-time" fees shall be paid to M&I as set forth in the Fee Schedule. Customer shall pay the Monthly Base Fee in advance on the first day of the calendar month in which the Services are to be performed. To effect payment, Customer hereby authorizes M&I to initiate debit entries from and, if necessary, initiate credit entries and adjustments to Customer's account at the depository institution designated in the ACH Authorization Agreement attached hereto as Exhibit A, which shall be executed by Customer contemporaneously with the execution of this Agreement. All other amounts due hereunder shall be paid within thirty (30) days of invoice, unless otherwise provided in the Fee Schedule. Customer shall also pay any collection fees and Damages incurred by M&I in collecting payment of the charges and any other amounts for which Customer is liable under the terms and conditions of this Agreement.

         8.9 Modification of Terms and Pricing.

                  A. Following any Event of Default by Customer and pending completion of the dispute resolution procedures set forth in Article 15, Customer agrees that all charges for Services shall be computed using M&I's then-current standard published prices, paid in advance. Upon Customer's cure of all such Event(s) of Default, the pricing terms shall revert to that which were in place prior to the Event(s) of Default.

                  B. All charges for Services shall be subject to the annual adjustments set forth in the Fee Schedule.

                  C. Customer shall be entitled to receive discounts on certain Services as may be specifically set forth in the Fee Schedule.


9.       PERFORMANCE STANDARDS

         9.1 General. Except as otherwise specified in this Agreement, M&I agrees to perform the Services in accordance with the Performance Standards and, where there are no Performance Standards, in a commercially reasonable manner and with no other or higher degree of care. Subject to the nonoccurrence of an event of force majeure and the performance of Customer's obligations essential to M&I's performance of its obligations, M&I agrees that during the Term, the ADP Services will be provided in accordance with the Performance Standards set forth on attached Schedule 9.1.

         9.2 Exclusive Remedy. Customer will notify M&I in writing if the Performance Standards are not achieved, and M&I shall have ninety (90) days to meet the Performance Standards. If after ninety (90) days the Performance Standards still have not been met, the Customer may terminate the Agreement without penalty or payment of any buyout amount upon giving M&I written notice after the expiration of the ninety (90) day cure period. [Without limiting M&I's obligation to perform in accordance with Section 9.1 of this Agreement, if M&I fails to meet any of the Performance Standards set forth above for any calendar month, M&I shall provide Customer a credit equal to three percent (3%) of the Monthly Base Fee for the second consecutive calendar month in which the same Performance Standard is not met; provided however, that if the same Performance Standard is not met for a third consecutive month, the credit shall be five percent (5%) and for the fourth consecutive month and each consecutive month thereafter the credit shall be ten percent (10%). The credits available to Customer under this Section 9.2 shall not exceed twelve percent (12%) of the Monthly Base Fee in any given month, under any circumstances.]

         9.3 Incentive Credits. As an incentive, Customer agrees to pay M&I twenty-five thousand dollars ($25,000), ("Incentive Bonus") for each twelve
(12) month period during the Term of the Agreement during which M&I meets or exceeds all of the Performance Standards set forth above. After payment of an Incentive Bonus, a new twelve (12) month period shall commence for purposes of computing the next, if any, Incentive Bonus.


10.      MODIFICATION OR PARTIAL TERMINATION

         10.1 Modifications to Services. M&I may modify, amend, enhance, update, or provide an appropriate replacement for the software used to provide the Services, or any element of its systems at any time to: (i) improve the Services or (ii) facilitate the continued economic provision of the Services to Customer or M&I, provided that the functionality of the Services is not materially adversely affected.

         10.2 Partial Termination by M&I. M&I may, at any time, withdraw any of the Services (other than the Core Services) upon providing ninety (90) days' prior written notice to Customer. M&I may also terminate any of the Services immediately upon any final regulatory, legislative, or judicial determination that providing such Services is inconsistent with applicable law or regulation or upon imposition by any such authority of restrictions or conditions which would detract from the economic or other benefits to M&I or Customer to any element of the Services. In the event a Service provided as part of the Monthly Base Fee is terminated by M&I, the parties agree to negotiate in good faith an appropriate reduction in the Monthly Base Fee. If M&I terminates any Service which is part of the Initial Services, M&I agrees to assist Customer in identifying an alternate provider of such terminated Service and to provide reasonable assistance to Customer in the smooth transition to an alternate provider during such six (6) month period or such other reasonable amount of time, at no additional charge to Customer.

         10.3 Partial Termination by Customer.

                    A. Customer agrees that, during the Term, Customer shall obtain from M&I all of its data processing requirements covered by the Initial Services.

                    B. For all New Services, Customer may terminate the same upon ninety (90) days prior written notice to M&I, without payment of any buyout fees or charges, except that in the event of termination of all Services under the Agreement, the provisions of Article 11 shall apply.

         10.4 Development of Custom Software. M&I reserves the right to determine the programming (whether hardware or software) utilized by M&I with the equipment used in fulfilling its duties under this Agreement. All programs (including ideas and know-how and concepts) developed by M&I are and shall remain M&I's sole property. Any writing or work of authorship created by M&I in the course of performing the Services under this Agreement, even if paid for by Customer, shall be the property of M&I ("Developed Software"). M&I may make such Developed Software available to any of its other customers; provided, however, if Customer has paid for such Developed Software and M&I offers, as part of M&I's standard price list, a separate service resulting exclusively from such Developed Software, M&I will refund, or credit, to Customer a portion of any amounts paid for such Developed Software on terms and conditions agreed to by the parties prior to commencement of work on the Developed Software.

         10.5 Millennium Compliance. The Services, including any software interfaces and enhancements created by M&I, shall be modified to be Millennium Compliant on or before December 31, 1998. Any modification to make the Services Millennium Compliant shall be made by M&I at no additional charge.

11.      TERMINATION

         11.1 For Convenience or Default By Customer. (a) M&I may terminate this Agreement pursuant to Section 11.2, or (b) Customer may terminate this Agreement for convenience upon at least six (6) months' prior written notice to M&I; provided that Customer pays M&I an early termination fee ("Termination Fee") in an amount equal to sixty percent (60%) of the Estimated Remaining Value. Customer shall not deliver notice of termination for convenience to M&I prior to expiration of the first Contract Year. The Termination Fee shall apply to any early termination of this Agreement other than termination of this Agreement by Customer pursuant to Sections 11.2 or 11.3 below. Fifty percent of the Termination Fee shall be paid to M&I within thirty (30) days following the date of Customer's notice and the remaining 50% shall be paid to M&I within thirty (30) days prior to the Effective Date of Termination. In addition to the foregoing, Customer shall pay to M&I any unamortized fees and all reasonable Expenses in connection with the disposition of equipment, facilities and contracts related to M&I's performance of the Services on behalf of Customer. The Termination Fee shall not be subject to the limitations set forth in
Section 13.4.

         11.2 For Cause. If either party fails to perform any of its material obligations under this Agreement and does not cure such failure within thirty
(30) days after being given notice specifying the nature of the failure, then the non-defaulting party may, by giving notice to the other party, terminate this Agreement as of the date specified in such notice of termination.

         11.3 For Insolvency. In addition to the termination rights set forth in Sections 11.1 and 11.2, subject to the provisions of Title 11, United States Code, if either party becomes or is declared insolvent or bankrupt, is the subject to any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, then the other party, by giving written notice to such party, may terminate this Agreement as of a date specified in such notice of termination.

12.      SERVICES FOLLOWING TERMINATION

         12.1 Termination Assistance. Commencing six (6) months prior to the expiration of the Term of this Agreement, or upon any termination of this Agreement for any reason, M&I shall provide Customer, at Customer's expense, all necessary assistance to facilitate the orderly transition of Services to Customer or its designee ("Termination Assistance"). As part of the Termination Assistance, M&I shall assist Customer to develop a plan for the transition of all data processing services from M&I to Customer or its designee on a reasonable schedule developed by Customer. Prior to providing any Termination Assistance, M&I shall deliver to Customer a good faith estimate of all such Expenses and charges including, without limitation, charges for custom programming services. Customer understands and agrees that all Expenses and charges for Termination Assistance shall be computed in accordance with M&I's then-current rates for such products, materials and services. Nothing contained herein shall obligate Customer to receive Termination Assistance from M&I.

         12.2 Continuation of Services. Upon at least ninety (90) days' prior written request of Customer, M&I shall continue to provide Customer all Services at the rates set forth in this Agreement, for a maximum period of six
(6) months following the Effective Date of Termination.


13.      DAMAGES

         13.1 Direct Damages. Each party shall be liable to the other party solely for Damages arising out of or relating to their respective performance or failure to perform under this Agreement.

         13.2 No Consequential Damages. Neither Customer nor M&I shall be liable for, nor will the measure of any damages in any event include, any indirect, incidental, punitive, special or consequential damages or amounts for loss of income, profits or savings arising out of or relating to performance or failure to perform under this Agreement, even if such party has been advised of the possibility of such losses or damages.

         13.3 Equitable Relief. Either party may seek equitable remedies, including specific performance and injunctive relief, for a breach of the other party's obligations under this Agreement, prior to commencing the dispute resolution procedure set forth in Section 15.1 below.

         13.4 Limitation of Liability. Notwithstanding any provision in this Agreement, M&I's total liability under this Agreement shall not exceed payments made to M&I by Customer under this Agreement during the three (3) months prior to the event. No lawsuit or other action may be brought by either party hereto, or on any claim or controversy based upon or arising in any way out of this Agreement be brought, after one (1) year from the date on which the cause of action arose; provided, however, the foregoing limitation shall not apply to the collection of any amounts due under this Agreement.

         13.5 Liquidated Damages. Customer acknowledges that M&I shall suffer a material adverse impact on its business if this Agreement is terminated pursuant to Sections 11.1 or 11.2(A) and that the resulting damages may not be susceptible of precise determination. Customer acknowledges that the Termination Fee is a reasonable approximation of such damages and shall be deemed to be liquidated damages and not a penalty.


14.      INSURANCE AND INDEMNITY

         14.1 Insurance.

                  A. Throughout the Term of this Agreement, M&I shall maintain at all times at its own cost and expense:

                           1. Commercial General Liability Insurance covering
its premises, including bodily injury, property damage, broad form contractual liability and independent contractors, with primary limits of not less than two million dollars ($2,000,000).

                           2. Fidelity Insurance covering employee dishonesty
with respect to all aspects of the Services, in an amount not less than ten million dollars ($10,000,000).

                           3. Workers' Compensation Insurance as mandated or
allowed by the state in which the Services are being performed, including at least five hundred thousand dollars ($500,000) coverage for Employer's Liability.

                           4. All Risk Property Insurance in an amount adequate
to cover the cost of replacement of all equipment, improvements, and betterments at M&I locations in the event of loss or damage.

                  B. All policies of such insurance shall be written by a carrier or carriers rated "A" or above by Best.

         14.2 Indemnity. The following obligations shall apply to claims made by Third Parties arising out of the events described in this Section 14.2:

                  A. By Customer. Customer shall indemnify M&I from, defend M&I against, and pay any final judgments awarded against M&I, in connection with
(i) the inaccuracy or untruthfulness of any representation or warranty made by Customer to M&I, (ii) Customer's violation of Federal, state, or other laws or regulations, (iii) work-related injury or death caused by Customer or its employees or agents, (iv) tangible personal or real property damage or financial or monetary loss incurred by M&I resulting from Customer's acts or omissions, or those of its employees or agents, (v) the data, information and/or instructions furnished by Customer and any inaccuracy or inadequacy therein as set forth in Section 21.3, (vi) Customers failure to maintain adequate records as set forth in Section 21.4, (vii) Customer's failure to comply with TIN requirements under Section 21.8, and (viii) those matters included in Section 6.4(B) above. Customer shall be responsible for any costs and Expenses incurred by M&I in connection with the enforcement of this Paragraph A.

                  B. By M&I. M&I shall indemnify Customer from, defend Customer against, and pay any final judgment awarded against Customer, in connection with: (i) any claim by a Third Party that the Services or M&I's software infringe upon any patent, copyright or trademark of a Third Party under the laws of the United States; (ii) the inaccuracy or untruthfulness of any representation or warranty made by M&I to Customer; (iii) M&I's violation of Federal, state, or other laws or regulations; (iv) work-related injury or death caused by M&I, its employees, or agents; and (v) tangible personal or real property damage resulting from M&I's acts or omissions. M&I shall be responsible for any costs and Expenses incurred by Customer in connection with the enforcement of this Paragraph B.

         14.3 Indemnification Procedures. If any Third Party makes a claim covered by this Section against an indemnitee with respect to which such indemnitee intends to seek indemnification under this Section, such indemnitee shall give notice of such claim to the indemnifying party, including a brief description of the amount and basis therefor, if known. Upon giving such notice, the indemnifying party shall be obligated to defend such indemnitee against such claim, and shall be entitled to assume control of the defense of the claim with counsel chosen by the indemnifying party, reasonably satisfactory to the indemnitee. Indemnitee shall cooperate fully with, and assist, the indemnifying party in its defense against such claim in all reasonable respects. The indemnifying party shall keep the indemnitee fully apprised at all times as to the status of the defense. Notwithstanding the foregoing, the indemnitee shall have the right to employ its own separate counsel in any such action, but the fees and expenses of such counsel shall be at the expense of such indemnitee. Neither the indemnifying party nor any indemnitee shall be liable for any settlement of action or claim effected without its consent. Notwithstanding the foregoing, the indemnitee shall retain, assume, or reassume sole control over all expenses relating to every aspect of the defense that it believes is not the subject of the indemnification provided for in this section. Until both (a) the indemnitee receives notice from indemnifying party that it will defend, and (b) the indemnifying party assumes such defense, the indemnitee may, at any time after ten (10) days from the date notice of claim is given to the indemnifying party by the indemnitee, resist or otherwise defend the claim or, after consultation with and consent of the indemnifying party, settle or otherwise compromise or pay the claim. The indemnifying party shall pay all costs of indemnity arising out of or relating to that defense and any such settlement, compromise, or payment. The indemnitee shall keep the indemnifying party fully apprised at all times as to the status of the defense. Following indemnification as provided in this Section, the indemnifying party shall be subrogated to all rights of the indemnitee with respect to the matters for which indemnification has been made.


15.      DISPUTE RESOLUTION

         15.1 Representatives of Parties. All disputes arising under or in connection with this Agreement shall initially be referred to the Account Representatives. If the Account Representatives are unable to resolve the dispute within five (5) business days after referral of the matter to them, the managers of the Account Representatives shall attempt to resolve the dispute. If, after five (5) days they are unable to resolve the dispute, senior executives of the parties shall attempt to resolve the dispute. If, after five
(5) days they are unable to resolve the dispute, the parties shall submit the dispute to the chief executive officers of the parties for resolution. Neither party shall commence legal proceedings with regard to a dispute until completion of the dispute resolution procedures set forth in this Section 15.1, except to the extent necessary to preserve its rights or maintain a superior position.

         15.2 Continuity of Performance. During the pendency of the dispute resolution proceedings described in this Article 15, M&I shall continue to provide the Services so long as Customer shall continue to pay all undisputed amounts to M&I in a timely manner.

16.      REPRESENTATIONS AND WARRANTIES

         16.1 By M&I. M&I represents and warrants that:

                  A. Capability of Computer Systems and Software. M&I's computer systems (hardware and software) are capable of performing the Services in accordance with the provisions of this Agreement.

                  B. User Manuals. The reports made available to Customer shall be in substantial conformity with the User Manuals, as amended from time to time, copies of which have been, or will be, provided to Customer.

                  C. Rights. M&I has the right to provide the Services hereunder, using all computer software required for that purpose.

                  D. Organization and Approvals. M&I is a validly organized corporate entity with valid authority to enter into this Agreement. This Agreement has been duly authorized by all necessary corporate action.

                  E. Disclaimer of Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN THIS SECTION 16.1, M&I DISCLAIMS ALL OTHER WARRANTIES, WHETHER WRITTEN, ORAL, EXPRESSED OR IMPLIED INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         16.2 By Customer. Customer represents and warrants that:

                  A. Organization. It is a corporation validly existing and in good standing under the laws of the state of its incorporation;

                  B. Authority. It has all the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, the execution, delivery and performance of this Agreement has been duly authorized by Customer and this Agreement is enforceable in accordance with its terms against Customer; and

                  C. Approvals. No approval, authorization or consent of any governmental or regulatory authorities required to be obtained or made by Customer in order for Customer to enter into and perform its obligations under this Agreement.

17.      CONFIDENTIALITY AND OWNERSHIP

         17.1 Customer Data. Customer shall remain the sole and exclusive owner of all Customer Data and other Confidential Information (as hereinafter defined), regardless of whether such data is maintained on magnetic tape, magnetic disk, or any other storage or processing device. All such Customer Data and other Confidential Information shall, however, be subject to regulation and examination by the appropriate auditors and regulatory agencies to the same extent as if such information were on Customer's premises. "Customer Data" means any and all data and information of any kind or nature submitted to M&I by Customer, or received by M&I on behalf of Customer, in connection with the Services.

         17.2 M&I Systems. Customer acknowledges that it has no rights in any software, systems, documentation, guidelines, procedures and similar related materials or any modifications thereof provided by M&I, except with respect to Customer's use of the same during the Term to process its data.

         17.3 Confidential Information. "Confidential Information" of a party shall mean all confidential or proprietary information and documentation of such party, whether or not marked as such, including without limitation with respect to Customer, all Customer Data. Confidential Information shall not include: (i) information which is or becomes publicly available (other than by the person or entity having the obligation of confidentiality) without breach of this Agreement; (ii) information independently developed by the receiving party; (iii) information received from a third party not under a confidentiality obligation to the disclosing party; or (iv) information already in the possession of the receiving party without obligation of confidence at the time first disclosed by the disclosing party. The parties acknowledge and agree that the substance of the negotiations of this Agreement, and the terms of this Agreement are considered Confidential Information subject to the restrictions contained herein. Neither party shall use, copy, sell, transfer, publish, disclose, display, or otherwise make any of the other party's Confidential Information available to any third party without the prior written consent of the other.

         17.4 Obligations of the Parties. M&I and Customer shall hold the Confidential Information of the other party in confidence and shall not disclose or use such Confidential Information other than for the purposes contemplated by this Agreement, and shall instruct their employees, agents, and contractors to use the same care and discretion with respect to the Confidential Information of the other party or of any third party utilized hereunder that M&I and Customer each require with respect to their own most confidential information, but in no event less than a reasonable standard of care, including but not limited to, the utilization of security devices or procedures designed to prevent unauthorized access to such materials. Each party shall instruct its employees, agents, and contractors of its confidentiality obligations hereunder and not to attempt to circumvent any such security procedures and devices. Each party's obligation under the preceding sentence may be satisfied by the use of its standard form of confidentiality agreement, if the same reasonably accomplishes the purposes here intended. All such Confidential Information shall be distributed only to persons having a need to know such information to perform their duties in conjunction with this Agreement.

         17.5 Security. M&I shall be responsible for, and shall establish and maintain safeguards against, a disaster, loss or alteration of the Customer Data in the possession of M&I. Such safeguard shall be no less rigorous than that M&I uses to protect its own data of a similar nature.

18.      MANAGEMENT OF PROJECT

         18.1 Account Representatives. Each party shall cause an individual to be assigned to the position of Account Representative to devote time and effort to management of the Services under this Agreement. Neither party shall reassign or replace its Account Representative during the first year of his or her assignment without the consent of the other party, except if such individual voluntarily resigns, is dismissed for cause, or is unable to work due to his or her death or disability.

         18.2 Reporting and Meetings. Within sixty (60) days after the Effective Date, the parties shall mutually agree upon an appropriate set of periodic reports to be issued by M&I to Customer during the Conversion Period and during the remainder of the Term. Within sixty (60) days after the Effective Date, the parties will mutually agree on an appropriate set of periodic meetings to be held between the Account Representatives during the Conversion Period and the remainder of the Term. Meetings shall be held to review performance, changes, resource utilization and such other matter as appropriate.

         18.3 Development Projects and Technical Support. Upon Customer's written request, M&I will develop and provide to Customer a good faith estimate of any additional charges which Customer may incur in connection with the operation of any new software, major modification or enhancements developed by M&I or the acquisition of Third Party software. Customer agrees that M&I will have the opportunity to bid on and be considered for all software development, maintenance and other technology projects related to the Services that Customer wishes to implement. Nothing contained herein shall obligate M&I to develop enhancements requested by Customer.

19. REGULATORY COMPLIANCE Customer is solely responsible for monitoring and interpreting (and for complying with, to the extent such compliance requires no action by M&I) the federal and state laws, rules and regulations pertaining to Customer's business (the "Legal Requirements"). Customer is responsible for selecting the processing parameter settings, features and options within M&I's system that will apply to Customer and for determining that such selections are consistent with the Legal Requirements and with the terms and conditions of any agreements between Customer and its clients. In making such determinations, Customer may rely upon the written descriptions of such settings, features and options contained in the User Manuals. M&I shall perform system processing in accordance with the processing parameter settings, features and options selected by the Customer.

Subject to the foregoing, M&I shall perform an on-going review of federal regulations. M&I shall maintain the features and functions set forth in the User Manuals for each of the Services in accordance with all changes in federal laws and regulations applicable to such features and functions, in a non-custom environment. For any new federal laws and regulations, M&I will perform a business review, with input from M&I's customers and user groups. If M&I elects to support a new federal law or regulation through changes to M&I's service bureau software, M&I shall develop and implement modifications to the Services to enable Customer to comply with such new federal laws and regulations. In all other circumstances relating to regulatory compliance of the Services, including state laws and regulations, the provisions of Section
6.2 above (New Services) shall apply.

         In any event, M&I shall work with Customer in developing and implementing a suitable procedure or direction to enable Customer to comply with federal and state laws and regulations applicable to the Services being provided by M&I to Customer, including in those instances when it is not commercially practicable for M&I to modify its service bureau software prior to the regulatory deadline for compliance.


20.      DISASTER RECOVERY

         20.1 Services Continuity Plan. M&I shall maintain throughout the Term of the Agreement a Services Continuity Plan (the "Plan") in compliance with all regulatory requirements. "Disaster" shall have the meaning set forth in the Plan. Review and acceptance of Plan as may be required by any applicable regulatory agency shall be the responsibility of Customer. M&I shall cooperate with Customer in conducting such reviews as such regulatory agency may from time to time reasonably request. A detailed Executive Summary of the Services Continuity Plan has been provided to Customer. Updates to the Plan shall be provided to Customer without charge.

         20.2 Relocation. If appropriate, M&I shall relocate all affected Services to an alternate disaster recovery site as expeditiously as possible after declaration of a Disaster, and shall coordinate with Customer all requisite telecommunications modifications necessary to achieve full connectivity to the disaster recovery site, in material compliance with all regulatory requirements.

         20.3 Resumption of Services. The Plan provides that, in the event of a Disaster, M&I will be able to resume the Services in accordance therewith within the time periods specified in the Plan. In the event M&I is unable to resume the Services to Customer within the time periods specified in the Plan, Customer shall have the right to terminate this Agreement without penalty upon written notice to M&I delivered within forty-five (45) days after declaration of such Disaster.

         20.4 Annual Test. M&I shall test its Plan by conducting one (1) test annually and shall provide Customer with a description of the test results in accordance with applicable laws and regulations.


21.      GENERAL TERMS AND CONDITIONS

         21.1 Transmission of Data. The responsibility and expense for transportation and transmission of, and the risk of loss for, data and media transmitted between M&I and Customer shall be borne by Customer. Data lost by M&I following processing, including loss of data transmission, shall either be restored by M&I from its backup media or shall be reprocessed from Customer's backup media at no charge.

         21.2 Equipment and Network. Customer shall obtain and maintain at its own expense its own data processing and communications equipment as may be necessary or appropriate to facilitate the proper use and receipt of the Services. Customer shall pay all installation, monthly, and other charges relating to the installation and use of communications lines in connection with the Services. M&I maintains and will continue to maintain a network control center with diagnostic capability to monitor communication line reliability and availability. M&I shall not be responsible for the continued availability or reliability of the communications lines used by Customer in accessing the Services. M&I agrees to perform reasonable diagnostic services and communicate to vendors any deficiencies of which M&I is, or becomes, aware.

         21.3 Reliance on Data. M&I will perform the Services described in this Agreement on the basis of information furnished by Customer. M&I shall be entitled to rely upon any such data, information, or instructions as provided by Customer. If any error results from incorrect input supplied by Customer, Customer shall be responsible for discovering and reporting such error and supplying the data necessary to correct such error to M&I for processing at the earliest possible time.

         21.4 Data Backup. Customer shall maintain adequate records for at least ten (10) business days including (i) microfilm images of items being transported to M&I or (ii) backup on magnetic tape or other electronic media where transactions are being transmitted to M&I, from which reconstruction of lost or damaged items or data can be made. Customer assumes all responsibility and liability for any loss or damage resulting from failure to maintain such records.

         21.5 Balancing and Controls. Customer shall (a) on a daily basis, review all input and output, controls, reports, and documentation, to ensure the integrity of data processed by M&I; and (b) on a daily basis, check exception reports to verify that all file maintenance entries and nondollar transactions were correctly entered. Customer shall be responsible for initiating timely remedial action to correct any improperly processed data which these reviews disclose.

         21.6 Use of Services. Customer assumes exclusive responsibility for the consequences of any Proper Instructions Customer may give M&I, for Customer's failure to properly access the Services in the manner prescribed by M&I, and for Customer's failure to supply accurate input information; Customer agrees that, except as otherwise permitted in this Agreement or in writing by M&I, Customer will use the Services only for its own internal business purposes to service its banking customers and clients and will not sell or otherwise provide, directly or indirectly, any of the Services or any portion thereof to any Third Party.

         21.7 Regulatory Assurances. M&I and Customer acknowledge and agree that the performance of these Services will be subject to regulation and examination by Customer's regulatory agencies to the same extent as if such Services were being performed by Customer. Upon request, M&I agrees to provide any appropriate assurances to such agency and agrees to subject itself to any required examination or regulation. Customer agrees to reimburse M&I for reasonable costs actually incurred due to any such examination or regulation that is performed solely for the purpose of examining Services used by Customer.

                  A. Notice Requirements. The Customer shall be responsible for complying with all regulatory notice provisions to any applicable governmental agency, which shall include providing timely and adequate notice to the Chief Examiner of the Federal Home Loan Bank Board, the Office of Thrift Supervision, the Office of the Comptroller of the Currency, The Federal Deposit Insurance Corporation, the Federal Reserve Board, or their successors, as applicable (collectively, the "Federal Regulators"), as of the Effective Date of this Agreement, identifying those records to which this Agreement shall apply and the location at which such Services are to be performed.

                  B. Examination of Records. The parties agree that the records maintained and produced under this Agreement shall, at all times, be available for examination and audit by governmental agencies having jurisdiction over the Customer's business, including any Federal Regulator. The Director of Examinations of any Federal Regulator or his or her designated representative shall have the right to ask for and to receive directly from M&I any reports, summaries, or information contained in or derived from data in the possession of M&I related to the Customer. M&I shall notify Customer as soon as reasonably possible of any formal request by any authorized governmental agency to examine Customer's records maintained by M&I, if M&I is permitted to make such a disclosure to Customer under applicable law or regulations. Customer agrees that M&I is authorized to provide all such described records when formally required to do so by a Federal Regulator.

                  C. Audits. M&I shall cause a Third Party review of the Operations Center and related internal controls, to be conducted annually by its independent auditors. M&I shall provide to Customer, upon written request, one copy of the audit report resulting from such review.

         21.8 IRS Filing. Customer represents it has complied with all laws, regulations, procedures, and requirements in attempting to secure correct tax identification numbers (TINs) for Customer's payees and customers and agrees to attest to this compliance by an affidavit provided annually. Customer authorizes M&I to act as Customer's agent and sign on Customer's behalf the Affidavit required by the Internal Revenue Service on Form 4804, or any successor form. Exhibit B (Attorney-in-Fact Appointment) and Exhibit C (Affidavit) shall be executed by Customer contemporaneously with the execution of this Agreement. Customer acknowledges that M&I's execution of the Form 4804 Affidavit on Customer's behalf does not relieve Customer of responsibility to provide accurate TINs or liability for any penalties which may be assessed for failure to comply with TIN requirements.

        21.9 Affiliates. All processing for Customer and Customer's Affiliates which M&I does at Customer's request shall be included as part of the Services provided under this Agreement and shall be done in accordance with the terms and conditions of this Agreement. Customer agrees that it is responsible for assuring compliance with the Agreement by its Affiliates. Customer agrees to be responsible for the submission of its Affiliates' data to M&I for processing and for the transmission to Customer's Affiliates of such data processed by and received from M&I. Customer agrees to pay any and all fees owed under this Agreement for Services rendered to it and its Affiliates.

        21.10 Future Acquisitions. Customer acknowledges that M&I has established the Fee Schedule and enters into this Agreement on the basis of M&I's understanding of the Customer's current need for Services and Customer's anticipated future need for Services as a result of internally generated expansion of its customer base. If the Customer expands its operations by acquiring Control of additional financial institutions or the Customer experiences a Change in Control (as hereinafter defined), the following provisions shall apply:

                  A. Acquisition of Additional Entities. If Customer acquires Control after the date hereof of one or more bank holding companies, banks, savings and loan associations or other financial institutions that are not currently Affiliates, M&I agrees to provide Services for such new Affiliates at Customer's request and such Affiliates shall automatically be included in the definition of "Customer"; provided that (a) the Conversion of each new Affiliate must be scheduled at a mutually agreeable time

(taking into account, among other things, the availability of M&I Conversion resources) and must be completed before M&I has any obligation to provide Services to such new Affiliate; (b) the Customer will be liable for any and all Expenses in connection with the Conversion of such new Affiliate; and (c) Customer shall pay Conversion Fees in an amount to be mutually agreed upon with respect to each new Affiliate.

                  B. Change in Control of Customer. If a Change in Control occurs with respect to Customer, M&I agrees to continue to provide Services under this Agreement; provided that (a) M&I's obligation to provide Services shall be limited to the entities comprising the Customer prior to such Change in Control and (b) M&I's obligation to provide Services shall be limited in any and all circumstances to the number of accounts and items processed in the 3-month period prior to such Change in Control occurring plus 25%.


22.      MISCELLANEOUS PROVISIONS

         22.1 Governing Law. The validity, construction and interpretation of this Agreement and the rights and duties of the parties hereto shall be governed by the internal laws of the State of Wisconsin, excluding its principles of conflict of laws.

         22.2 Venue and Jurisdiction. In the event of litigation to enforce the terms of this Agreement, the parties consent to venue in an exclusive jurisdiction of the courts of Milwaukee County, Wisconsin and the Federal District Court for the Eastern District of Wisconsin. The parties further consent to the jurisdiction of any federal or state court located within a district which encompasses assets of a party against which a judgment has been rendered, either through arbitration or litigation, for the enforcement of such judgment or award against such party or the assets of such party.

         22.3 Entire Agreement; Amendments. This Agreement, together with the exhibits and schedules hereto, constitutes the entire agreement between M&I and the Customer with respect to the subject matter hereof. There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth herein and therein. This Agreement supersedes all prior negotiations, agreements, and undertakings between the parties with respect to such matter. This Agreement, including the exhibits and schedules hereto, may be amended only by an instrument in writing executed by the parties or their permitted assignees.

         22.4 Assignment. This Agreement may not be assigned by either party, by operation of law or otherwise, without the prior written consent of the other party, which consent shall not be unreasonably withheld, provided that
(a) M&I's consent need not be obtained in connection with the assignment of this Agreement pursuant to a merger in which Customer is a party and as a result of which the surviving Entity becomes an Affiliate of another bank holding company, bank, savings and loan association or other financial institution having a capital and surplus of at least $100,000,000, so long as the provisions of Section 21.10 are complied with; and (b) M&I may freely assign this Agreement (i) in connection with a merger, corporate reorganization or sale of all or substantially all of its assets, stock or securities, or (ii) to any entity which is a successor to the assets or the business of the M&I Data Services division of M&I.

         22.5 Relationship of Parties. The performance by M&I of its duties and obligations under this Agreement shall be that of an independent contractor and nothing contained in this Agreement shall create or imply an agency's relationship between Customer and M&I, nor shall this Agreement be deemed to constitute a joint venture or partnership between Customer and M&I.

         22.6 Notices. Except as otherwise specified in the Agreement, all notices, requests, approvals, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by (i) first class U.S. mail, registered or certified, return receipt requested, postage pre-paid; or (ii) U.S. express mail, or other, similar overnight courier service to the address specified below. Notices shall be deemed given on the day actually received by the party to whom the notice is addressed.

         In the case of Customer:               The Jacksonville Bank
                                                4337 Pablo Oaks Court
                                                Suite 102
                                                Jacksonville FL  32224
                                                Attn: Mr. Victor M. George
                                                      President and Chief
                                                      Executive Officer

         For Billing Purposes:                  ---------------------------
                                                ---------------------------
                                                ---------------------------
                                                ---------------------------

         In the case of M&I:                    M&I Data Services
                                                4900 West Brown Deer Road
                                                Brown Deer WI 53223
                                                Attn: Mr. Thomas R. Mezera
                                                      Vice President
                                                      Sales & Marketing
                                                      Norrie J. Daroga, Esq.
                                                      Vice President and
                                                      General Counsel

         22.7 Headings. Headings in this Agreement are for reference purposes only and shall not effect the interpretation or meaning of this Agreement.

         22.8 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together constitute one and the same agreement.

         22.9 Waiver. No delay or omission by either party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be in writing and signed by the party waiving its rights.

        22.10 Severability. If any provision of this Agreement is held by court or arbitrator of competent jurisdiction to be contrary to law, then the remaining provisions of this Agreement will remain in full force and effect. Articles 11, 13 and 17 shall survive the expiration or earlier termination of this Agreement for any reason.

        22.11 Attorneys' Fees and Costs. If any legal action is commenced in connection with the enforcement of this Agreement or any instrument or agreement required under this Agreement, the prevailing party shall be entitled to costs, attorneys' fees actually incurred, and necessary disbursements incurred in connection with such action, as determined by the court.

        22.12 Financial Statements. M&I agrees to furnish to the Customer copies of the then-current annual report for the Marshall & Ilsley Corporation, within 45 days after such document is made publicly available.

        22.13 Publicity. Neither party shall use the other parties' name or trademark or refer to the other party directly or indirectly in any media release, public announcement or public disclosure relating to this Agreement or its subject matter, in any promotional or marketing materials, lists or business presentations, without consent from the other party for each such use or release. Customer agrees that neither it, its directors, officers, employees or agents shall disclose this Agreement or any of the terms or provisions of this Agreement to any other party.

        22.14 Solicitation. Neither party shall solicit the employees of the other party during the Term of this Agreement, for any reason.

        22.15 No Third Party Beneficiaries. Each party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than the Customer and M&I.

        22.16 Construction. M&I and Customer each acknowledge that the limitations and exclusions contained in this Agreement have been the subject of active and complete negotiation between the parties and represent the parties' agreement based upon the level of risk to Customer and M&I associated with their respective obligations under this Agreement and the payments to be made to M&I and the charges to be incurred by M&I pursuant to this Agreement. The parties agree that the terms and conditions of this Agreement shall not be construed in favor of or against any party by reason of the extent to which any party or its professional advisors participated in the preparation of this document.

         22.17 Force Majeure. Notwithstanding any provision contained in this Agreement, neither party shall be liable to the other to the extent fulfillment or performance if any terms or provisions of this Agreement is delayed or prevented by revolution or other civil disorders; wars; acts of enemies; strikes; lack of available resources from persons other than parties to this Agreement; labor disputes; electrical equipment or availability failure; fires; floods; acts of God; federal, state or municipal action; statute; ordinance or regulation; or, without limiting the foregoing, any other causes not within its control, and which by the exercise of reasonable diligence it is unable to prevent, whether of the class of causes hereinbefore enumerated or not. This clause shall not apply to the payment of any sums due under this Agreement by either party to the other.


23.      SOURCE CODE

         23.1 Escrow. M&I has entered into a Master Preferred Escrow Agreement ("Escrow Agreement") with Data Securities International, Inc. ("DSI"), Account no. 1309046-0001, pursuant to which M&I has deposited with DSI the source code for the IBS Licensed Software (the "IBS Software").

         23.2 Copy of Source Code. M&I agrees that Customer shall have the right to obtain a copy of the source code for the IBS Software pursuant to the terms and conditions of this Article 23. M&I may change the escrow agent and shall promptly notify Customer of such change.

         23.3 Cost of Escrow. Customer shall be responsible for the cost of establishing, maintaining and updating the source code escrow including any fees to be paid to the escrow agent.

         23.4 Customer's Right to Obtain the Source Code. M&I hereby grants to Customer a non-exclusive, non-transferable license, through the end of the Term, to use the source code (including the right to make modifications thereto) on the terms and conditions set forth in this Article 23, upon payment of the then-current license fees and the occurrence of the following events:

                  1. M&I ceases to do business or refuses to provide the Services to Customer; or

                  2. A voluntary or involuntary petition is commenced by or against M&I under any federal or state bankruptcy law, or a trustee in bankruptcy fails to timely assume this Agreement as an executory contract, or a substantial part of M&I's property or assets become subject to levy or seizure by any creditor and, in the case of an involuntary petition, the same is not dismissed within sixty (60) days after filing.

         23.5 Use of Source Code. In the event Customer obtains a copy of the source code pursuant to Section 23.4 above, Customer (or its designee) shall use the source code during the term of the license granted herein solely for Customer's own internal processing and computing needs and to process the Customer Data, but shall not (1) distribute, sell, transfer, assign or sublicense the source code or any parts thereof to any Third Party, (2) use the source code in any manner to provide service bureau, time sharing or other computer services to Third Parties, or (3) use any portion of the source code to process data under any application or functionality other than those applications or functionalities which were being provided by M&I to Customer at the time Customer became entitled to receive a copy of the source code.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in their names as of the date first above written.

                                      MARSHALL & ILSLEY CORPORATION ("M&I")
                                      4900 W. Brown Deer Road
                                      Brown Deer, WI 53223


                                      By:    ________________________
                                      Name:  Patrick C. Foy
                                      Title: President, Outsourcing Business
                                             Group


                                      By:    ________________________
                                      Name:  Thomas R. Mezera
                                      Title: Vice President, Sales & Marketing


                                      THE JACKSONVILLE BANK ("CUSTOMER")
                                      4337 Pablo Oaks Court
                                      Suite 102
                                      Jacksonville FL 32224


                                      By:    /s/ Victor M. George
                                      Name:  Victor M. George
                                      Title: President and
                                             Chief Executive Officer

                                                                     EXHIBIT A





                            AUTHORIZATION AGREEMENT



     The undersigned ("Customer") hereby authorizes M&I Data Services, a division of the Marshall & Ilsley Corporation, ("M&I") to initiate debit entries and to initiate, if necessary, credit entries and adjustments for any excess debit entries or debit entries made in error, to Customer's account indicated below and the depository named below, to debit and/or credit the same such account.

This authority is to remain in full force and effect for the period coinciding with the term (and any renewals thereof) of the Outsourcing Agreement made the 13th day of May 1998, and any addenda thereto (the "Agreement"), pursuant to the terms and conditions specified in the Agreement.

DEPOSITORY NAME:                    ________________________________

ADDRESS:                            ________________________________

CITY/STATE/ZIP:
                                    ________________________________
TELEPHONE NUMBER:
                                    ________________________________
ROUTING TRANSIT NUMBER:
                                    ________________________________
ACCOUNT NUMBER:
                                    ________________________________


                                    THE JACKSONVILLE BANK
                                    ("CUSTOMER")

                                    By:            /s/ Victor M. George
                                    Name:          Victor M. George
                                    Title:         President
                                                   and Chief Executive Officer

                                                                     EXHIBIT B





                          ATTORNEY-IN-FACT APPOINTMENT



             Customer hereby appoints M&I Data Services, a division of the Marshall & Ilsley Corporation ("M&I") as: (1) customer's attorney-in-fact and empowers M&I to authorize the Internal Revenue Service (IRS) to release information return documents supplied to the IRS by M&I to states which participate in the "Combined Federal/State Program"; and (2) CustomerOs agent to sign on CustomerOs behalf the Affidavit required by the Internal Revenue Service on Form 4804, or any successor form.

                                               THE JACKSONVILLE BANK
                                               ("CUSTOMER")

                                               By:      /s/ Victor M. George





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



                                                                      EXHIBIT C



                                   AFFIDAVIT



STATE OF            --------------------)
                                        )    SS.
COUNTY OF           --------------------)


I, ___________________________________________, being first duly sworn, on oath, depose

and say:

         1. I am an employee of The Jacksonville Bank. I have personal knowledge of my employer's practices with regard to procuring and reporting tax identification numbers (TINs) and authority to execute this Affidavit on my employer's behalf.

         2. The Jacksonville Bank has complied with all laws, regulations, procedures, and requirements in attempting to secure correct TINs for its payees. This compliance has been pursued with due diligence, and any failure to secure correct TINs is due to reasonable cause.

                                                     /s/ Victor M. George
                                                     Customer's Representative


Subscribed and sworn to before me
this 13th day of May, 1998.

---------------------------------
Sherree L. Harris  Notary Public
My Commission expires:____________






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